EXHIBIT 10.8
EXECUTION COPY

SEPARATION AGREEMENT

      This SEPARATION AGREEMENT (the “Agreement”) is dated as of August 26, 2002, and is entered into between PARTY CITY CORPORATION (the “Company”), and Thomas E. Larson (“Executive”).

      WHEREAS, Executive is currently employed by the Company as Senior Vice President and Chief Financial Officer; and

      WHEREAS, Executive wishes to resign from his employment with the Company and the Company wishes to accept Executive’s resignation; and

      WHEREAS, Executive and the Company desire to embody in this Agreement the terms and conditions applicable to Executive’s resignation of employment with the Company; and

      WHEREAS, this Agreement shall supersede all prior oral and written agreements, arrangements and understandings relating to the terms and conditions of Executive’s resignation.

      NOW, THEREFORE, the parties hereby agree:

      1.     Termination Date. Executive’s resignation from the Company will be effective September 3, 2002 (the “Termination Date”).

      2.     Company Property. Executive shall return to the Company all Company-owned property in his possession on or prior to the Termination Date, unless otherwise set forth herein.

      3.     Termination Benefits. Commencing as of the Termination Date, the Company shall continue to pay, in accordance with the Company’s prevailing payroll practices, Executive’s current Salary of $285,749.92 annually ($21,562.49 monthly), for the period of six (6) months beginning on the Termination Date and ending on March 3, 2003.

      4.     Benefit Plans. Except as otherwise specifically provided in this Agreement or by law or by any employee benefit plan, Executive’s participation in all employee benefit plans and executive compensation plans and practices of the Company shall terminate on the Termination Date, and there shall be no other payments or benefits payable to Executive by the Company, including, but not limited to, any other salary, bonus, commissions, fees, benefits, or other payments of any nature whatsoever.

      5.     Additional Consideration. Executive acknowledges that pursuant to this Agreement he is receiving consideration in addition to any amounts to which he would otherwise have been entitled but for this Agreement.

      6.     Taxes. The payments due to Executive under this Agreement shall be subject to reduction to satisfy all applicable Federal, state and local withholding tax obligations.

      7.     Payment Upon Death. Executive’s rights and obligations under this Agreement are not transferable. However, if Executive should die while any amounts would still be payable to him hereunder, all such amounts shall be payable to Executive’s estate, heirs, executors or beneficiaries in accordance with the terms hereof.

      8.     Non-competition.

A.     Executive agrees for a period of one (1) year from the Termination Date that he will not, as a principal, agent, employee, employer, consultant, stockholder, investor, director or co-partner of any person, firm, corporation or business entity other than the Company, or in any individual representative capacity whatsoever, directly or indirectly, without the express prior written consent of the Company:

      (a) engage or participate in any business whose products or services are competitive with that of the Company, which business is exclusively the sale of party goods, and which conducts or solicits business, or transacts with supplier or customers located within the United States, Canada or Puerto Rico;

      (b) aid or counsel any other person, firm, corporation or business entity to do any of the above;

      (c) become employed by a firm, corporation, partnership or joint venture which competes with the business of the Company within the United States, Canada or Puerto Rico;

      (d) approach, solicit business from, or otherwise do business or deal with any customer of the Company in connection with any product or service competitive to any provided by the Company.

B.     Executive agrees for a period of one year from the Termination Date that he will not, as a principal, agent, employee, employer, consultant, stockholder, investor, director or partner of any person, firm, corporation or business entity other than the Company, or in any individual representative capacity whatsoever, directly or indirectly, without the express prior written consent of the Company approach, counsel or attempt to induce any person who is then in the employ of the Company to leave the employ of the Company or employ or attempt to employ any such person or persons who at the time during the preceding six months was in the employ of the Company.

      Executive acknowledges (i) that his position with the Company required the performance of services which were special, unique and extraordinary in character and placed him in a position of confidence and trust with the customers and employees of the Company, through which, among other things, he obtained knowledge of the Company’s “technical information” and “know-how” and became acquainted with its customers, in which matters the Company has substantial proprietary interests, (ii) that the restrictive covenants set forth above are necessary in order to protect and maintain such proprietary interests and the other legitimate business interests of the Company, and (iii) that the Company would not have entered into this Agreement unless the non-competition covenants of this Section 8 were included herein.

      Executive also acknowledges that the business of the Company presently extends throughout the United States, Puerto Rico and other certain European countries, and that he personally supervised and engaged in such business on behalf of Company, and accordingly, it is reasonable that the restrictive covenants set forth above are not more limited as to geographic area then is set forth herein. Executive also represents to the Company that the enforcement of such covenants will not prevent Executive from earning a livelihood or impose an undue hardship on the Executive.

      If any provisions of this Section 8, or any part thereof, is hereinafter construed to be invalid or unenforceable, the same shall not affect the remainder of such provision or provisions, which shall be given full effect, without regard to the invalid portions. If any of the provisions of this Section or any part thereof, is held to be unenforceable because of the duration of such provision, the area covered thereby or the type of conduct restricted therein, the parties agree that the court making such determination shall have the power to modify the duration, geographic area and/or other terms or such provision and, as so modified, said provisions shall then be enforceable. In the event that the courts of any one or more jurisdictions shall not hold such provisions wholly or partially unenforceable by reason of the scope thereof or otherwise, it is the intention of the parties hereto that such determination not bar or in any way affect the Company’s right to the relief provided for herein in the courts of any other jurisdictions as to breaches or threatened breaches of such provisions in such other jurisdictions, the above provisions as they relate to each jurisdiction being, for this purpose, severable into diverse and independent convents.

      The provision of this Section 8 shall be construed as an agreement on the part of the Executive independent of any other part of this Agreement or any other agreement, and the existence of any claim or cause of action of the Executive against the Company, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by the Company of the provisions of this Section 8.

      9.     Release and Waiver of Claims. Effective as of the Termination Date, subject to Section 10 hereof, in consideration of the payments, benefits, and other consideration provided to Executive under this Agreement, Executive, for himself and his family, heirs, executors, administrators, legal representatives, and their respective successors and assigns, hereby releases and forever discharges the Company, and all of its subsidiaries, officers, directors, employees, agents, stockholders, representatives, and their successors and assigns (collectively, “Company Entities”), from all rights, claims or demands Executive may have, arising at any time on or before the date hereof, based on his employment with any Company Entity or the termination of that employment, including without limitation any claims under the Employment Agreement, or based on any services provided to any Company Entity by Executive other than pursuant to an employment relationship with any Company Entity. This includes a release of any and all rights, claims or demands Executive may have, whether known or unknown, under the Age Discrimination in Employment Act, which prohibits age discrimination in employment; Title VII of the Civil Rights Act of 1964, which prohibits discrimination in employment based on race, color, national origin, religion or sex; the Equal Pay Act, which prohibits paying men and women unequal pay for equal work; or under any other federal, state or local laws or regulations regarding employment discrimination or termination of employment. This also includes a release by Executive of any claims for wrongful discharge under any statute, rule, regulation or under the common law. Executive hereby agrees never individually or with any person to file, or commence the filing of, any charges, lawsuits, complaints or proceedings with any governmental agency, or against any Company Entity, with respect to any of the matters released by Executive pursuant to this Section 9.

      10.     Rights Not Released or Waived. Section 9 hereof notwithstanding, by signing this Agreement, Executive shall not have relinquished his right to (i) benefits in accordance with the provisions of any Company retirement plans subject to the Employee Retirement Income Security Act of 1974, as amended, or (ii) enforce the provisions of this Agreement.

      11.     Release and Waiver of Claims Under the Age Discrimination in Employment Act. Executive acknowledges that the Company has encouraged him to consult with an attorney of his choosing and, through this Agreement, encourages him to consult with his attorney with respect to any possible claims he may have, including claims under the Age Discrimination in Employment Act (“ADEA”), as well as under the other federal, state and local laws described in Section 9 hereof. Executive understands that by signing this Agreement he is in fact waiving, releasing and forever giving up any claim under the ADEA, as well as all other federal, state and local laws described in Section 9 hereof that may have existed on or prior to the date hereof.

      12.     Waiting Period and Revocation Period. Executive hereby acknowledges that the Company has informed him that he has up to twenty-one (21) days to sign this Agreement and he may knowingly and voluntarily waive that twenty-one (21) day period by signing this Agreement earlier. Executive also understands that he shall have seven (7) days following the date on which he signs this Agreement within which to revoke it by providing a written notice of his revocation to the Company.

      13.     Remedies. Executive hereby acknowledges and understands that if he revokes this Agreement within the seven (7)-day revocation period provided under Section 12 above, the Company may, in addition to any other remedies it may have, reclaim any amounts paid to Executive under this Agreement to which Executive would not be otherwise entitled, and/or terminate any payments to which Executive would not be otherwise entitled that are subsequently due hereunder.

      14.     Non-Admission. Executive expressly acknowledges that this Agreement does not constitute an admission by the Company of any violation of any employment law, regulation, ordinance, or administrative procedure, or any other federal, state, or local law, common law, regulation or ordinance, liability for which is expressly denied.

      15.     Non-Disparagement. Executive shall not at any time after the date hereof disparage the Company or any of its officers, directors, shareholders or any of their respective affiliates. The obligations of Executive under this Section 15 shall not apply to disclosures required by applicable law, regulation or order of a court or governmental agency.

      16.     Confidentiality. Executive and the Company hereby agree to keep the terms of this Agreement confidential. The obligations of Executive and the Company under this Section 16 shall not apply to disclosures required by applicable law, regulation or order of a court or governmental agency.

      17.     Opportunity for Advice. By signing this Agreement, Executive acknowledges that with the advice of the Company, he has had a reasonable opportunity to consider advice from his legal counsel and that the Company had encouraged him to seek such legal counsel. Fully understanding these terms, Executive is entering into this Agreement knowingly and voluntarily.

      18.     Acceptance. To accept this Agreement, Executive shall execute and date this Agreement on the spaces provided and return a copy to the Company at any time during the twenty-one (21)-day period commencing on the date hereof. This Agreement shall take effect on the eighth day following Executive’s execution of this Agreement unless Executive’s written revocation is delivered to the Company within seven (7) days after such execution.

      19.     Entire Agreement. This Agreement represents the entire agreement of the parties with respect to the Executive’s employment and termination thereof. Except as specifically provided herein, this Agreement shall supersede any other agreements between the Executive and the Company in all respects effective as of the Termination Date. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW JERSEY APPLICABLE TO CONTRACTS MADE AND TO BE PERFORMED ENTIRELY WITHIN SUCH STATE.

      20.     Relocation. The Company agrees to reimburse Executive for his reasonable personal moving expenses incurred should Executive relocate from his home in New Jersey to Texas at any time through March 3, 2003. Executive understands that the reasonable personal moving expenses agreed to be reimbursed by the Company pursuant to this Section 20 do not include any costs and expenses which may be incurred by Executive in the sale of his home in New Jersey or any bridge or refinance loans in connection therewith. Executive shall submit not later than March 16, 2003 those costs and expenses to be reimbursed hereunder, along with documentation reasonable to verify the payment of such costs and expenses. The Company agrees to reimburse Executive within fifteen (15) days of the Company’s receipt of such reimbursement request pursuant to the provisions of this Section 20.

      21.     Executive Out Placement Service. The Company, at its expense, will provide “Executive Out Placement” assistance through the services of Goodrich and Sherwood (New York City or Parsippany, NJ) or a comparable “Executive Out Placement” firm from the Termination Date through March 16, 2003.

      22.     Vested Stock Options. Notwithstanding any Company policies to the contrary, the Company agrees that Executive shall have until March 3, 2003 to exercise any stock options which had vested for Executive prior to the Termination Date.

      23.     Cell Phones. Executive shall be permitted to use the Company’s cell phone until March 3, 2003, at which date Executive agrees to return such cell phone to the Company.

      24.     Automobile Allowance. Executive shall continue to receive through March 3, 2003 Executive’s automobile allowance of $675.00 per month.

      25.     SEC Filing. Executive and the Company agree to coordinate the preparation and filing of any “Form 4” required to be filed as a result of an acquisition/disposition of Company stock that occurs from the Termination Date through March 3, 2003. Executive agrees to notify the Company not later than three (3) business days prior to Executive’s contemplated acquisition/disposition of Company stock to coordinate the timely filing of any required “Form 4”. Executive and the Company further agree to coordinate the filing of a “Form 5” or other documents as may be required pursuant to SEC regulations resulting from Executive’s “Section 16” position while employed by the Company. The costs for preparing and filing any of the Forms referenced in this Section 25 shall be borne by the Company.

      IN WITNESS WHEREOF, the parties have executed this Agreement as of the date and year first above written.

/s/ THOMAS E. LARSON

Name: Thomas E. Larson

PARTY CITY CORPORATION

By: /s/ Melissa Wallace

Name: Melissa Wallace
Title: VP of Human Resources